Exhibit 99

DIGITAL MEDIA EXPERT GREG COLEMAN APPOINTED TO MEREDITH BOARD

DES MOINES, IA (May 13, 2020) - The Meredith Corporation (NYSE: MDP; www.meredith.com) Board of Directors on May 12, 2020, appointed Greg Coleman to the Meredith Board as a Class I Director, effective at its next Board meeting in August 2020. Coleman will stand for election for a full three-year term expiring in November 2023 at Meredith's Annual Shareholders Meeting in November 2020.
Coleman currently is a Board advisor for BuzzFeed and previously served as the digital media company’s President. Most recently, Coleman was the President of advertising technology company Criteo. He has previously held roles as President and Chief Revenue Officer at the Huffington Post and EVP of Global Sales at Yahoo.
“We are very pleased to have someone with Greg’s diverse set of media business experiences join the Meredith Board,” said Board Chairman Steve Lacy. “He is a digital media expert and pioneer, and we particularly look forward to his insights in this important and growing area of Meredith’s media business.”
Coleman also served as President of Platform-A at AOL and was formerly Senior Vice President of Reader’s Digest Association and President of U.S. Magazine Publishing. Additionally, Coleman spent 10 years leading advertising efforts for Woman’s Day as Vice President and National Sales Manager at CBS, Inc.
Coleman holds a B.S. degree in Business Administration from Georgetown University and attended the MBA program at New York University. He is an adjunct professor at New York University's Stern School of Business where he teaches a class on digital marketing and innovation.
“I have respected and admired Meredith for many years, beginning when I started in magazine advertising sales at Woman’s Day magazine right out of business school,” said Coleman. “I had to contend with the formidable Better Homes & Gardens brand every day! I have been very impressed at how the Meredith management team has grown the company’s media portfolio, particularly its digital assets. I look forward to working with the team as a member of the Board.”
ABOUT MEREDITH CORPORATION
Meredith Corporation has been committed to service journalism for 118 years. Today, Meredith uses multiple distribution platforms-including broadcast television, print, digital, mobile and video-to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.
Meredith's National Media Group reaches 190 million unduplicated American consumers every month, including 120 million women and nearly 90 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith is the owner of the largest premium content digital network for American consumers and the No. 1 magazine operator in the U.S. Meredith’s leading national brands include PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the Company's state-of-the-art creative lab and content studio.
Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households and 30 million viewers. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets - including Atlanta, Phoenix, St. Louis and Portland - and 13 in the Top 50.

Meredith's stations produce more than 725 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional and national level.
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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

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